Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XPO Logistics, Inc:

We consent to the use of our report dated March 12, 2013, with respect to the consolidated balance sheets of XPO Logistics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 12, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states XPO Logistics, Inc. acquired the capital stock of Kelron Corporate Services, Inc. (Kelron) and the assets of Turbo Logistics, Inc. and Turbo Dedicated, Inc. (collectively, Turbo) during 2012 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Kelron’s and Turbo’s internal control over financial reporting associated with total assets of $14,958,000 and $17,902,000, respectively, and total revenues of $30,722,000 and $27,197,000, respectively, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of Kelron and Turbo.

(signed) KPMG LLP

Chicago, Illinois

January 27, 2014